Exhibit 99.1

Earnings Release & Supplemental Data

Third Quarter 2024

www.maac.com

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline	S-8
Acquisition Activity/Debt and Debt Covenants as of September 30, 2024	S-9
2024 Guidance/Reconciliation of Earnings per Diluted Common Share to Core FFO and Core AFFO per Diluted Share for Full Year 2024 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS THIRD QUARTER 2024 RESULTS

GERMANTOWN, TN, October 30, 2024/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the three months ended September 30, 2024.

Third Quarter 2024 Operating Results	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Earnings per common share - diluted	$0.98	$0.94	$3.07	$3.34

Funds from operations (FFO) per Share - diluted	$2.10	$2.16	$6.57	$6.85

Core FFO per Share - diluted	$2.21	$2.29	$6.65	$6.85

A reconciliation of Net income available for MAA common shareholders to FFO and Core FFO, and discussion of the components of FFO and Core FFO, can be found later in this release. FFO per Share – diluted and Core FFO per Share – diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “We continue to see strong demand for apartment housing, which is contributing to the steady absorption of the high volume of new supply delivered in the third quarter, which we believe has now peaked. Resident turnover is at record low levels, lease renewal pricing is strong, occupancy is steady, and collections also remain strong. We are confident that in calendar year 2025 we will see a meaningful decline in the amount of new supply impacting our portfolio, and we will enter a new multi-year cycle with demand outpacing supply. The upside opportunity within our current portfolio from these changing market conditions, coupled with the growing contribution from our new development and acquisitions pipeline, has MAA very well positioned.”

Highlights

•
During the third quarter of 2024, MAA’s Same Store Portfolio captured strong Average Physical Occupancy of 95.7%, matching the performance in the same period in the prior year. During the third quarter of 2024, MAA’s Same Store Portfolio produced flat revenue growth, as compared to the same period in the prior year, with Average Effective Rent per Unit down 0.4%, offset by a 2.6% increase in other property revenues.
•
During the third quarter of 2024, MAA’s Same Store Portfolio property operating expense increased by 3.0% and MAA's Same Store Portfolio Net Operating Income (NOI) decreased by 1.7%, in each case as compared to the same period in the prior year.
•
As of September 30, 2024, resident turnover remained historically low at 42.8% on a trailing twelve month basis with a record low level of move-outs associated with buying single family-homes.
•
During the third quarter of 2024, MAA acquired a newly built 310-unit multifamily apartment community in initial lease-up located in Orlando, Florida. Subsequent to the end of the third quarter of 2024, MAA acquired a 386-unit multifamily community located in Dallas, Texas.
•
Subsequent to the end of the third quarter of 2024, MAA closed on the disposition of a 216-unit multifamily community located in Charlotte, North Carolina.
•
As of September 30, 2024, MAA had eight communities under development, representing 2,762 units once complete, with a projected total cost of $978.3 million and an estimated $367.9 million remaining to be funded. During the third quarter of 2024, MAA started construction on a 306-unit multifamily apartment community located in Richmond, Virginia. Also during the third quarter of 2024, MAA agreed to finance a third party's development of a 239-unit multifamily apartment community currently under construction located in Charlotte, North Carolina. During the third quarter of 2024, MAA completed the development of Novel Daybreak, located in the Salt Lake City, Utah market.
•
As of September 30, 2024, MAA had two recently completed development communities and three recently acquired communities in lease-up. Two communities are expected to stabilize in the fourth quarter of 2024, one is expected to stabilize in the first quarter of 2025 and two are expected to stabilize in the second quarter of 2025. During the third quarter of 2024, MAA completed the lease-up of MAA Central Avenue, located in Phoenix, Arizona.
•
MAA’s balance sheet remains strong with a Net Debt/Adjusted EBITDAre ratio of 3.9x and $805.7 million of combined cash and available capacity under MAALP’s unsecured revolving credit facility as of September 30, 2024. MAALP refers to Mid-America Apartments, L.P., which is MAA's operating partnership.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year. Same Store Portfolio results for the three and nine months ended September 30, 2024 as compared to the same periods in the prior year are summarized below:

	Three months ended September 30, 2024 vs. 2023				Nine months ended September 30, 2024 vs. 2023
	Revenues	Expenses	NOI	Average Effective Rent per Unit	Revenues	Expenses	NOI	Average Effective Rent per Unit
Same Store Operating Growth	0.0%	3.0%	(1.7)%	(0.4)%	0.7%	4.0%	(1.1)%	0.6%

A reconciliation of Net income available for MAA common shareholders to NOI, including Same Store NOI, and discussion of the components of NOI, can be found later in this release.

Same Store Portfolio operating statistics for the three and nine months ended September 30, 2024 are summarized below:

	Three months ended September 30, 2024		Nine months ended September 30, 2024		September 30, 2024
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,691	95.7%	$1,690	95.5%	42.8%

Same Store Portfolio lease pricing for new leases that were effective during the third quarter of 2024 declined 5.4%, while Same Store Portfolio lease pricing for renewing leases that were effective during the third quarter of 2024 increased 4.1%, producing a decrease of 0.2% for both new and renewing lease pricing on a blended basis in the third quarter of 2024 as compared to the prior lease.

Same Store Portfolio lease pricing for both new and renewing leases effective during the nine months ended September 30, 2024, on a blended basis, declined 0.2% as compared to the prior lease, driven by a 5.5% decrease for leases to new move-in residents, partially offset by a 4.5% increase for renewing leases.

Brad Hill, President and Chief Investment Officer, said, “Despite the record level of new apartment deliveries in many of our markets, we are encouraged by the momentum we are beginning to see, and as we approach the slower winter leasing season, where only 16% of our leases are set to expire, our portfolio is well positioned. Through October 28th, our 60-day exposure (which represents all current vacant units plus all notices to vacate over the next 60 days) at 6.3% is the lowest level we've seen in more than five years, our fourth quarter sequential seasonal deceleration in blended pricing should be better than previous years with October blends relatively consistent with the prior month, and our average physical occupancy is stable at 95.4%. Additionally, our recent acquisitions and our record, under-construction, development pipeline of nearly $1 billion are expected to provide continued, incremental earnings growth as we enter a multi-year period where the delivery of new apartment supply is poised to decline.”

Acquisition and Disposition Activity

In September 2024, MAA acquired a 310-unit multifamily community currently in lease-up and located in Orlando, Florida for approximately $84 million.

In October 2024, MAA acquired a 386-unit multifamily community located in Dallas, Texas for approximately $106 million and closed on the disposition of a 216-unit multifamily community located in Charlotte, North Carolina for net proceeds of approximately $39 million.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the third quarter of 2024 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	September 30, 2024			September 30, 2024			Completions By Year
Development				Expected	Spend	Expected
Projects (1)	Total	Delivered	Leased	Total	to Date	Remaining	2024	2025	2026	2027
8	2,762	506	356	$978,300	$610,370	$367,930	2	2	3	1

(1)
Three of the development projects are currently leasing.

During the third quarter of 2024, MAA funded approximately $167 million of costs for current and planned projects, including predevelopment activities.

In July 2024, MAA agreed to finance a third party's development of a 239-unit multifamily apartment community currently under construction located in Charlotte, North Carolina. This development is expected to deliver its first units in the third quarter of 2025, to be completed in the first quarter of 2026 and to reach stabilization in the fourth quarter of 2026 at a total cost of approximately $112 million. MAA has the option to purchase the development once it is stabilized.

In September 2024, MAA started construction on a 306-unit multifamily apartment community located in Richmond, Virginia on a land parcel acquired by MAA in August 2024. The development is expected to deliver its first units in the first quarter of 2027, to be completed in the third quarter of 2027 and to reach stabilization in the first quarter of 2028 at a total cost of approximately $100 million.

A summary of the total units, physical occupancy and cost of MAA’s lease-up communities as of the end of the third quarter of 2024 is set forth below (dollars in thousands):

Total	As of September 30, 2024
Lease-Up	Total	Physical	Spend
Projects (1)	Units	Occupancy	to Date
5	1,708	76.2%	$457,837

(1)
Two of the lease-up projects are expected to stabilize in the fourth quarter of 2024, one in the first quarter of 2025 and two in the second quarter of 2025.

Property Redevelopment and Repositioning Activity

A summary of MAA’s interior redevelopment program as of the end of the third quarter of 2024 is set forth below:

As of September 30, 2024
	Units	Average Cost	Increase in Average
	Completed	per Unit	Effective Rent per Unit
	YTD	YTD	YTD
Redevelopment	4,535	$6,406	$107

As of September 30, 2024, MAA had completed installation of Smart Home technology (unit entry locks, mobile control of lights and thermostat and leak monitoring) in over 94,000 units across its apartment community portfolio providing an increase in Average Effective Rent per Unit of approximately $25 since the initiative began during the first quarter of 2019.

During the third quarter of 2024, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities for higher and above market rent growth after projects are completed and units are fully repriced. For the nine months ended September 30, 2024, MAA spent $1.7 million on this program. Under this program, MAA started six projects during the third quarter of 2024.

Capital Expenditures

A summary of MAA’s capital expenditures and Funds Available for Distribution (FAD) for the three and nine months ended September 30, 2024 and 2023 is set forth below (dollars in millions, except per Share data):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Core FFO attributable to common shareholders and unitholders	$264.8	$274.9	$797.6	$820.4
Recurring capital expenditures	(33.6)	(36.4)	(88.8)	(85.4)
Core Adjusted FFO (Core AFFO) attributable to common shareholders and unitholders	231.2	238.5	708.8	735.0
Redevelopment, revenue enhancing, commercial and other capital expenditures	(60.1)	(47.5)	(145.8)	(156.3)
FAD attributable to common shareholders and unitholders	$171.1	$191.0	$563.0	$578.7

Core FFO per Share - diluted	$2.21	$2.29	$6.65	$6.85
Core AFFO per Share - diluted	$1.93	$1.99	$5.91	$6.14

A reconciliation of Net income available for MAA common shareholders to FFO, Core FFO, Core AFFO and FAD, and discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet and Financing Activities

As of September 30, 2024, MAA had $805.7 million of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the third quarter of 2024 were $176.3 million, as compared to $167.8 million for the same period in the prior year.

Balance sheet highlights as of September 30, 2024 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
28.7%	3.9x	$4.9	3.8%	90.0%	7.0

(1)
As defined in the covenants for the bonds issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended September 30, 2024.

A reconciliation of Unsecured notes payable and Secured notes payable to Net Debt and a reconciliation of Net income to Adjusted EBITDAre, along with discussion of the components of Net Debt and Adjusted EBITDAre, can be found later in this release.

123rd Consecutive Quarterly Common Dividend Declared

MAA declared its 123rd consecutive quarterly common dividend, which will be paid on October 31, 2024 to holders of record on October 15, 2024. The current annual dividend rate is $5.88 per common share. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2024 Earnings and Same Store Portfolio Guidance

MAA is updating its prior 2024 guidance for Earnings per diluted common share, Core FFO per diluted Share, Core AFFO per diluted Share and Same Store performance. MAA expects to update its 2024 Earnings per diluted common share, Core FFO per diluted Share and Core AFFO per diluted Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2024 Guidance	Previous Range	Previous Midpoint	Revised Range	Revised Midpoint
Earnings:	Full Year 2024	Full Year 2024	Full Year 2024	Full Year 2024
Earnings per common share - diluted	$4.37 to $4.65	$4.51	$4.45 to $4.61	$4.53
Core FFO per Share - diluted	$8.74 to $9.02	$8.88	$8.80 to $8.96	$8.88
Core AFFO per Share - diluted	$7.78 to $8.06	$7.92	$7.84 to $8.00	$7.92

MAA Same Store Portfolio:
Property revenue growth	0.15% to 1.15%	0.65%	0.25% to 0.75%	0.50%
Property operating expense growth	3.75% to 4.75%	4.25%	3.25% to 4.25%	3.75%
NOI growth	-2.50% to -0.10%	-1.30%	-1.90% to -0.70%	-1.30%

MAA expects Core FFO for the fourth quarter of 2024 to be in the range of $2.15 to $2.31 per diluted Share, or $2.23 per diluted Share at the midpoint. The projected difference between Core FFO per diluted Share for the third quarter of 2024 to the midpoint of MAA's guidance for the fourth quarter of 2024 is summarized below:

Core FFO per diluted Share
Q3 2024 reported results	$2.21
Same Store Revenues	(0.03)
Same Store Expenses	0.07
Non-Same Store NOI (1)	0.01
General and administrative expenses	(0.01)
Interest expense and Other non-operating (expense) income	(0.02)
Q4 2024 guidance midpoint	$2.23
(1)
Non-Same Store NOI results for the third quarter of 2024 included $0.03 of storm-related clean-up costs. Guidance for the fourth quarter of 2024 includes $0.02 to $0.03 of projected storm costs to be reflected in Non-Same Store NOI.

MAA does not forecast Earnings per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental Data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss third quarter results on October 31, 2024, at 9:00 AM Central Time. The conference call-in number is (800) 715-9871. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of September 30, 2024, MAA had ownership interest in 104,469 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, losses due to uninsured risks, deductibles and self-insured retentions, or losses from catastrophes in excess of coverage limits;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather and natural disasters;
•
disease outbreaks and other public health events and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Rental and other property revenues	$551,126	$542,042	$1,641,183	$1,606,221

Net income available for MAA common shareholders	$114,273	$109,810	$358,131	$389,564

Total NOI (1)	$339,565	$342,819	$1,026,024	$1,029,862

Earnings per common share: (2)
Basic	$0.98	$0.94	$3.07	$3.34
Diluted	$0.98	$0.94	$3.07	$3.34

Funds from operations per Share - diluted: (2)
FFO (1)	$2.10	$2.16	$6.57	$6.85
Core FFO (1)	$2.21	$2.29	$6.65	$6.85
Core AFFO (1)	$1.93	$1.99	$5.91	$6.14

Dividends declared per common share	$1.47	$1.40	$4.41	$4.20

Dividends/Core FFO (diluted) payout ratio	66.5%	61.1%	66.3%	61.3%
Dividends/Core AFFO (diluted) payout ratio	76.2%	70.4%	74.6%	68.4%

Consolidated interest expense	$42,726	$36,651	$124,352	$110,655
Mark-to-market debt adjustment	—	—	—	25
Debt discount and debt issuance cost amortization	(1,514)	(1,501)	(4,569)	(4,562)
Capitalized interest	5,048	3,182	12,188	9,065
Total interest incurred	$46,260	$38,332	$131,971	$115,183

Amortization of principal on notes payable	$—	$124	$—	$854

(1)
A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Net income available for MAA common shareholders to NOI; and (ii) Net income available for MAA common shareholders to FFO, Core FFO and Core AFFO.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	September 30, 2024	December 31, 2023
Gross Assets (1)	$16,984,512	$16,349,193
Gross Real Estate Assets (1)	$16,733,158	$16,089,909
Total debt	$4,875,968	$4,540,225
Common shares and units outstanding	119,955,843	119,838,096
Share price	$158.90	$134.46
Book equity value	$6,154,112	$6,299,122
Market equity value	$19,060,983	$16,113,430
Net Debt/Adjusted EBITDAre (2)	3.9x	3.6x

(1)
A reconciliation of Total assets to Gross Assets and Real estate assets, net, to Gross Real Estate Assets, along with discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Unsecured notes payable and Secured notes payable to Net Debt; and (ii) Net income to EBITDA, EBITDAre and Adjusted EBITDAre.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Rental and other property revenues	$551,126	$542,042	$1,641,183	$1,606,221
Expenses:
Operating expenses, excluding real estate taxes and insurance	134,475	122,660	378,887	347,868
Real estate taxes and insurance	77,086	76,563	236,272	228,491
Depreciation and amortization	146,722	146,702	434,764	424,175
Total property operating expenses	358,283	345,925	1,049,923	1,000,534
Property management expenses	17,265	16,298	54,461	50,317
General and administrative expenses	12,728	13,524	42,444	43,329
Interest expense	42,726	36,651	124,352	110,655
Loss on sale of depreciable real estate assets	—	75	25	61
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Other non-operating expense (income)	1,678	16,493	(2,604)	(3,966)
Income before income tax (expense) benefit	118,446	113,076	372,582	405,345
Income tax (expense) benefit	(670)	209	(3,485)	(3,596)
Income from continuing operations before real estate joint venture activity	117,776	113,285	369,097	401,749
Income from real estate joint venture	454	447	1,405	1,214
Net income	118,230	113,732	370,502	402,963
Net income attributable to noncontrolling interests	3,035	3,000	9,605	10,633
Net income available for shareholders	115,195	110,732	360,897	392,330
Dividends to MAA Series I preferred shareholders	922	922	2,766	2,766
Net income available for MAA common shareholders	$114,273	$109,810	$358,131	$389,564

Earnings per common share - basic:
Net income available for common shareholders	$0.98	$0.94	$3.07	$3.34

Earnings per common share - diluted:
Net income available for common shareholders	$0.98	$0.94	$3.07	$3.34

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net Income Shares (1)
Weighted average common shares - basic	116,820	116,633	116,758	116,479
Effect of dilutive securities	—	78	—	134
Weighted average common shares - diluted	116,820	116,711	116,758	116,613
Funds From Operations Shares And Units
Weighted average common shares and units - basic	119,900	119,787	119,865	119,635
Weighted average common shares and units - diluted	119,954	119,833	119,919	119,683
Period End Shares And Units
Common shares at September 30,	116,880	116,687	116,880	116,687
Operating Partnership units at September 30,	3,076	3,148	3,076	3,148
Total common shares and units at September 30,	119,956	119,835	119,956	119,835

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to the Condensed Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, expected to be filed with the SEC on or about October 31, 2024.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	September 30, 2024	December 31, 2023
Assets
Real estate assets:
Land	$2,085,464	$2,031,403
Buildings and improvements and other	13,956,601	13,515,949
Development and capital improvements in progress	499,619	385,405
	16,541,684	15,932,757
Less: Accumulated depreciation	(5,217,893)	(4,864,690)
	11,323,791	11,068,067
Undeveloped land	73,861	73,861
Investment in real estate joint venture	41,693	41,977
Real estate assets, net	11,439,345	11,183,905

Cash and cash equivalents	50,232	41,314
Restricted cash	13,829	13,777
Other assets	237,525	245,507
Assets held for sale	15,321	—
Total assets	$11,756,252	$11,484,503

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,515,733	$4,180,084
Secured notes payable	360,235	360,141
Accrued expenses and other liabilities	726,172	645,156
Total liabilities	5,602,140	5,185,381

Redeemable common stock	22,518	19,167

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,166	1,168
Additional paid-in capital	7,413,674	7,399,921
Accumulated distributions in excess of net income	(1,458,816)	(1,298,263)
Accumulated other comprehensive loss	(7,359)	(8,764)
Total MAA shareholders’ equity	5,948,674	6,094,071
Noncontrolling interests - Operating Partnership units	155,562	163,128
Total shareholders’ equity	6,104,236	6,257,199
Noncontrolling interests - consolidated real estate entities	27,358	22,756
Total equity	6,131,594	6,279,955
Total liabilities and equity	$11,756,252	$11,484,503

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO FFO, CORE FFO, CORE AFFO AND FAD

Amounts in thousands, except per share and unit data	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income available for MAA common shareholders	$114,273	$109,810	$358,131	$389,564
Depreciation and amortization of real estate assets	145,256	145,278	430,470	419,532
Loss on sale of depreciable real estate assets	—	75	25	61
MAA’s share of depreciation and amortization of real estate assets of real estate joint venture	157	153	466	456
Gain on consolidation of third-party development (1)	(11,033)	—	(11,033)	—
Net income attributable to noncontrolling interests	3,035	3,000	9,605	10,633
FFO attributable to common shareholders and unitholders	251,688	258,316	787,664	820,246
Loss on embedded derivative in preferred shares (1)	18,257	11,250	14,451	1,863
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Loss (gain) on investments, net of tax (1)(2)	533	5,166	(2,873)	(603)
Casualty related (recoveries) charges, net (1)	(5,714)	217	(9,664)	588
Gain on debt extinguishment (1)	—	(57)	—	(57)
Legal costs, settlements and (recoveries), net (1)(3)	—	—	8,000	(1,600)
Mark-to-market debt adjustment (4)	—	—	—	(25)
Core FFO attributable to common shareholders and unitholders	264,764	274,892	797,578	820,358
Recurring capital expenditures	(33,535)	(36,368)	(88,810)	(85,367)
Core AFFO attributable to common shareholders and unitholders	231,229	238,524	708,768	734,991
Redevelopment capital expenditures	(12,769)	(19,723)	(33,767)	(77,442)
Revenue enhancing capital expenditures	(21,924)	(19,123)	(60,566)	(51,168)
Commercial capital expenditures	(1,211)	(2,104)	(4,281)	(4,540)
Other capital expenditures	(24,183)	(6,554)	(47,158)	(23,109)
FAD attributable to common shareholders and unitholders	$171,142	$191,020	$562,996	$578,732

Dividends and distributions paid	$176,329	$167,766	$528,824	$501,620

Weighted average common shares - diluted	116,820	116,711	116,758	116,613
FFO weighted average common shares and units - diluted	119,954	119,833	119,919	119,683

Earnings per common share - diluted:
Net income available for common shareholders	$0.98	$0.94	$3.07	$3.34

FFO per Share - diluted	$2.10	$2.16	$6.57	$6.85
Core FFO per Share - diluted	$2.21	$2.29	$6.65	$6.85
Core AFFO per Share - diluted	$1.93	$1.99	$5.91	$6.14

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three months ended September 30, 2024 and 2023, loss on investments is presented net of tax benefit of $0.1 million and $1.4 million, respectively. For the nine months ended September 30, 2024 and 2023, gain on investments is presented net of tax expense of $0.8 million and $0.1 million, respectively.
(3)
For the nine months ended September 30, 2024, in accordance with its accounting policies, MAA recognized $8.0 million of accrued legal defense costs that are expected to be incurred through July 2027.
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO NET OPERATING INCOME

Dollars in thousands	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income available for MAA common shareholders	$114,273	$101,031	$109,810	$358,131	$389,564
Depreciation and amortization	146,722	145,022	146,702	434,764	424,175
Property management expenses	17,265	17,201	16,298	54,461	50,317
General and administrative expenses	12,728	12,671	13,524	42,444	43,329
Interest expense	42,726	41,265	36,651	124,352	110,655
Loss on sale of depreciable real estate assets	—	23	75	25	61
Gain on sale of non-depreciable real estate assets	—	—	—	—	(54)
Other non-operating expense (income)	1,678	19,244	16,493	(2,604)	(3,966)
Income tax expense (benefit)	670	1,020	(209)	3,485	3,596
Income from real estate joint venture	(454)	(469)	(447)	(1,405)	(1,214)
Net income attributable to noncontrolling interests	3,035	2,709	3,000	9,605	10,633
Dividends to MAA Series I preferred shareholders	922	922	922	2,766	2,766
Total NOI	$339,565	$340,639	$342,819	$1,026,024	$1,029,862

Same Store NOI	$327,267	$328,280	$332,973	$990,130	$1,001,513
Non-Same Store and Other NOI	12,298	12,359	9,846	35,894	28,349
Total NOI	$339,565	$340,639	$342,819	$1,026,024	$1,029,862

RECONCILIATION OF NET INCOME TO EBITDA, EBITDAre AND ADJUSTED EBITDAre

Dollars in thousands	Three Months Ended		Twelve Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	December 31, 2023
Net income	$118,230	$113,732	$535,370	$567,831
Depreciation and amortization	146,722	146,702	575,652	565,063
Interest expense	42,726	36,651	162,931	149,234
Income tax expense	670	(209)	4,633	4,744
EBITDA	308,348	296,876	1,278,586	1,286,872
Loss on sale of depreciable real estate assets	—	75	26	62
Gain on consolidation of third-party development (1)	(11,033)	—	(11,033)	—
Adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate	340	340	1,356	1,350
EBITDAre	297,655	297,291	1,268,935	1,288,284
Loss (gain) on embedded derivative in preferred shares (1)	18,257	11,250	(5,940)	(18,528)
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Loss (gain) on investments (1)	648	6,547	(7,369)	(4,449)
Casualty related (recoveries) charges, net (1)	(5,714)	217	(9,272)	980
Gain on debt extinguishment (1)	—	(57)	—	(57)
Legal costs, settlements and (recoveries), net (1)(2)	—	—	5,146	(4,454)
Adjusted EBITDAre	$310,846	$315,248	$1,251,500	$1,261,722

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
During the twelve months ended September 30, 2024, in accordance with its accounting policies, MAA recognized $8.5 million of accrued legal defense costs that are expected to be incurred through July 2027.

RECONCILIATION OF UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE TO NET DEBT

Dollars in thousands
	September 30, 2024	December 31, 2023
Unsecured notes payable	$4,515,733	$4,180,084
Secured notes payable	360,235	360,141
Total debt	4,875,968	4,540,225
Cash and cash equivalents	(50,232)	(41,314)
Net Debt	$4,825,736	$4,498,911

RECONCILIATION OF TOTAL ASSETS TO GROSS ASSETS

Dollars in thousands
	September 30, 2024	December 31, 2023
Total assets	$11,756,252	$11,484,503
Accumulated depreciation	5,217,893	4,864,690
Accumulated depreciation for Assets held for sale (1)	10,367	—
Gross Assets	$16,984,512	$16,349,193
(1)
Included in Assets held for sale in the Consolidated Balance Sheets.

RECONCILIATION OF REAL ESTATE ASSETS, NET TO GROSS REAL ESTATE ASSETS

Dollars in thousands
	September 30, 2024	December 31, 2023
Real estate assets, net	$11,439,345	$11,183,905
Accumulated depreciation	5,217,893	4,864,690
Assets held for sale, net	15,321	—
Accumulated depreciation for Assets held for sale (1)	10,367	—
Cash and cash equivalents	50,232	41,314
Gross Real Estate Assets	$16,733,158	$16,089,909
(1)
Included in Assets held for sale in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, casualty related charges (recoveries), net, gain or loss on debt extinguishment and legal costs, settlements and (recoveries), net. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre excludes various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Because net income attributable to noncontrolling interests is added back, Core AFFO, when used in this release, represents Core AFFO attributable to common shareholders and unitholders. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares; gain or loss on sale of non-depreciable assets; gain or loss on investments, net of tax; casualty related charges (recoveries), net; gain or loss on debt extinguishment; legal costs, settlements and (recoveries), net, and mark-to-market debt adjustments. Because net income attributable to noncontrolling interests is added back, Core FFO, when used in this release, represents Core FFO attributable to common shareholders and unitholders. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA excludes various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable assets, gain on consolidation of third-party development and adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre excludes various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions, capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds and corporate related capital expenditures. Because net income attributable to noncontrolling interests is added back, FAD, when used in this release, represents FAD attributable to common shareholders and unitholders. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties, asset impairment and gain on consolidation of third-party development, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this release, represents FFO attributable to common shareholders and unitholders. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation and Accumulated depreciation for Assets held for sale. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (Continued)

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Assets held for sale, net, Accumulated depreciation for Assets held for sale, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI includes storm-related expenses related to severe weather events, including hurricanes and winter storms. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI excludes storm-related expenses related to severe weather events, including hurricanes and winter storms. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a trailing twelve month basis as of the end of the reported quarter.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com